REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of September 23, 2026 (the “Effective Date”), by and among (i) STEWARDS, INC., a Nevada corporation (the “Issuer”), (ii) the undersigned parties listed as “Sellers” on the signature page hereto (each, a “Seller” and collectively, the “Sellers”), (iii) STEWARDS INTERNATIONAL FUNDS PCC ON BEHALF OF THE STEWARDS PRIVATE CREDIT FUND, a Mauritius Protected Cell Company (the “Guarantor”).

RECITALS

WHEREAS, on or about the date hereof, Issuer, SRC ENVY HOLDCO LLC, a Delaware limited liability company, ENVY DEVELOPMENT PB, LLC, a Florida limited liability company, HSU GAMMA INVESTMENTS LP, a Delaware limited partnership, MICHAEL HSIAO, an individual, ESTATE OF CHRISTOPHER LONGSWORTH, and THE MYELIN GROUP, LLC, a Florida limited liability company, among others, entered into that certain Membership Interests Purchase and Sale Agreement dated as of September 21, 2026 (as amended, restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”), pursuant to which, among other matters, Issuer agreed to issue to the Sellers its Common Shares (as defined below) as partial consideration for the purchase and sale of the Membership Interests (as defined in the Purchase Agreement);

WHEREAS, the Escrowed Shares (as defined below) issued or to be issued to the Sellers pursuant to the Purchase Agreement will constitute “restricted securities” within the meaning of Rule 144 under the Securities Act and, because the Issuer was previously a shell company as defined in Rule 12b-2 under the Exchange Act, resales of such shares pursuant to Rule 144 will not be available to any holder until the conditions set forth in Rule 144(i)(2) have been satisfied, including, without limitation, that at least one (1) year has elapsed since Issuer filed current “Form 10 information” with the Commission reflecting its status as an entity that is no longer a shell company (which Issuer represents that it did in its Registration Statement on Form S-1 filed in November 2025), and that all other conditions of Rule 144(i)(2) are met;

WHEREAS, in light of the foregoing limitations on Rule 144 availability, registration is expected to be the primary means by which Sellers may achieve liquidity with respect to the Registrable Securities;

WHEREAS, the parties desire to enter into this Agreement to provide Sellers with certain rights relating to the registration for resale of the Registrable Securities.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.        DEFINITIONS. Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in the Purchase Agreement. The following capitalized terms used herein have the following meanings:

“Adverse Disclosure” means any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or principal financial officer of Issuer, after consultation with counsel to Issuer, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of material fact or omit to state a material fact necessary to make the statements contained therein not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) as to which Issuer has a bona fide business purpose for not making such information public.

“Agreement” means this Registration Rights Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Blackout Period” is defined in Section 2.5(a).

“Board” means the board of directors of Issuer.

“Commission” means the United States Securities and Exchange Commission or any successor thereto.

“Common Shares” means shares of common stock, par value $0.0001 per share, of Issuer, together with any equity securities paid as dividends or distributions after the Closing (as defined in the Purchase Agreement) with respect to such shares or into which such shares are exchanged or converted after the Closing.

“Demand Registration” is defined in Section 2.2.

“Demanding Holders” is defined in Section 2.2.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Guarantor” is defined in the preamble to this Agreement.

“Holder” means any Seller holding Registrable Securities, and any permitted transferee of Registrable Securities to whom rights under this Agreement have been assigned in accordance with Section 7.2.

“Indemnified Party” is defined in Section 4.3.

“Indemnifying Party” is defined in Section 4.3.

“Issuer” is defined in the preamble to this Agreement, and shall include Issuer’s successors by merger, acquisition, reorganization or otherwise.

“Losses” is defined in Section 4.1.

“Maximum Number of Securities” is defined in Section 2.2.2.

“Payment Date” is defined in Section 6.2.

“Piggyback Registration” is defined in Section 2.3.1.

“Pro Rata” is defined in Section 2.2.2.

“Prospectus” means the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments, and shall include all material incorporated by reference in such prospectus.

“Purchase Agreement” is defined in the recitals to this Agreement.

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“Registrable Securities” means (i) all Escrowed Shares issued or issuable to Sellers pursuant to the Purchase Agreement, together with any shares of capital stock or other securities of Issuer issued as a dividend, split or other distribution with respect to, or in exchange for or in replacement of, the foregoing securities, or otherwise in connection with a combination of shares, distribution, recapitalization, merger, consolidation or other similar event with respect to the Common Shares. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (a) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement;

(b) such securities have been sold through a broker, dealer or underwriter in a public offering pursuant to applicable securities laws; (c) such securities have been sold without registration pursuant to Rule 144 or another exemption from registration under the Securities Act; (d) all such securities are eligible for resale under Rule 144 or another exemption during a 90-day period without volume or manner-of-sale restrictions (provided, for the avoidance of doubt, that eligibility under Rule 144 for former-shell-company shares requires prior satisfaction of all conditions in Rule 144(i)(2)); or (e) such securities shall have ceased to be outstanding.

“Registration” means a registration effected by preparing and filing a Registration Statement in compliance with the requirements of the Securities Act and the applicable rules and regulations of the Commission thereunder, and such Registration Statement becoming effective.

“Registration Statement” means a registration statement filed by Issuer with the Commission in compliance with the Securities Act and the rules and regulations promulgated thereunder for a public offering and sale of equity securities (other than a registration statement on Form S-4 or Form S-8, or their successors, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another entity).

“Resale Registration Statement” means a Registration Statement filed on Form S-1 (or, if available to Issuer, on Form S-3 or any successor short-form), registering the resale of Registrable Securities by or on behalf of the Holders on a continuous or delayed basis pursuant to Rule 415 under the Securities Act (or any successor rule).

“Rollover Shares” means all Common Shares issued or issuable to Sellers pursuant to Section 2.2.2(a) of the Purchase Agreement, including the Escrowed Shares (as defined in the Purchase Agreement).

“Rule 144” means Rule 144 promulgated under the Securities Act, as amended from time to time, or any successor rule thereto.

“Rule 144(i)(2) Conditions” means the conditions set forth in Rule 144(i)(2) that must be satisfied before Rule 144 is available to any holder of shares of a former shell company for resale purposes, including, without limitation: (i) Issuer has ceased to be a shell company; (ii) Issuer is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act; (iii) Issuer has filed all Exchange Act reports required during the preceding twelve (12) months (or such shorter period as Issuer was required to file); and (iv) at least one (1) year has elapsed since Issuer filed current “Form 10 information” with the Commission reflecting its status as an entity that is no longer a shell company.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Seller Indemnified Party” is defined in Section 4.1.

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“Underwriter” means a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Offering” means a Registration in which securities of Issuer are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

2.       REGISTRATION RIGHTS.

2.1           Mandatory Resale Registration.

2.1.1          Filing Obligation. Issuer shall use its commercially reasonable efforts to prepare and file with the Commission a Resale Registration Statement registering all Escrowed Shares for resale by or on behalf of the Holders as promptly as practicable following the Effective Date, but in no event later than thirty (30) days after the Effective Date (the “Filing Deadline”). Issuer shall use its commercially reasonable efforts to cause such Resale Registration Statement to become effective as soon as practicable following the Filing Deadline but in no event later than sixty (60) days after the Effective Date (or ninety (90) days after the closing of Effective Date if the Commission reviews and comments upon the Resale Registration Statement) (the “Effectiveness Deadline”). Issuer’s failure to file the Resale Registration Statement by the Filing Deadline, or to have such Resale Registration Statement declared effective by the Effectiveness Deadline, shall constitute a material breach of this Agreement.

2.1.2          Form. The Resale Registration Statement shall be filed on Form S-1 (or such other appropriate form as is available to Issuer under the Securities Act for the registration of the resale of the Registrable Securities at such time). If and when Issuer becomes eligible to use Form S-3 (or any successor short-form registration statement) for the registration of resales of the Registrable Securities, Issuer shall, upon the written request of the Holders of a majority-in-interest of the then-outstanding Registrable Securities, use its commercially reasonable efforts to convert the then-effective Resale Registration Statement to a Form S-3, or to file a new Resale Registration Statement on Form S-3, as promptly as practicable following such request.

2.1.3          Shell Company Acknowledgment. The parties acknowledge that, because Issuer was previously a shell company as defined in Rule 12b-2 under the Exchange Act, resales of the Registrable Securities pursuant to Rule 144 will not be available until the Rule 144(i)(2) Conditions are satisfied. In recognition of such limitation, Issuer’s obligation to file a Resale Registration Statement on Form S-1 pursuant to Section 2.1.1 shall apply unless and until another form is then available to Issuer for the registration of resales of the Registrable Securities.

2.1.4          Lock-Up Carve-Out. Issuer shall use commercially reasonable and diligent efforts to cause any underwriter or any uplisting transaction to exclude all Registrable Securities from any lock-up agreement required of five percent (5%) or greater shareholders, directors, or officers. Issuer covenants that it shall not enter into any underwriting agreement or lock-up arrangement that would restrict the ability of any Holder to sell Registrable Securities pursuant to an effective Registration Statement hereunder for a period longer than would otherwise apply in the absence of such lock-up, without the prior written consent of Holders holding a majority of the then-outstanding Registrable Securities.

2.2   Demand Registration. Subject to Section 2.5, at any time and from time to time after the Closing, Holders holding at least a majority-in-interest of the Registrable Securities then issued and outstanding may make a written demand for a new or additional Registration Statement under the Securities Act registering all or part of their Registrable Securities, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (a “Demand Registration”). Upon any such request, Issuer shall notify all other Holders of the demand, and each Holder

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who wishes to include all or a portion of its Registrable Securities in the Demand Registration (each, a “Demanding Holder”) shall so notify Issuer within ten (10) days after receipt by such Holder of Issuer’s notice. Upon any such request, Issuer shall use its commercially reasonable efforts to file a Registration Statement registering all Registrable Securities requested by the Demanding Holders no later than sixty (60) days following Issuer’s receipt of the Demand Registration request, and to cause such Registration Statement to become effective as soon as practicable thereafter. Issuer shall not be obligated to effect more than two (2) Demand Registrations in any twelve (12) month period, and shall not be obligated to effect any Demand Registration (i) within sixty (60) days after the effective date of a Registration Statement previously filed pursuant to this Agreement, or (ii) during any Blackout Period.

2.2.1            Underwritten Demand. Subject to Section 2.5, if a majority-in-interest of the Demanding Holders so elect and advise Issuer as part of their written demand for a Demand Registration, the offering of such Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering. In such event, the right of any Demanding Holder to include its Registrable Securities in such Registration shall be conditioned upon such Demanding Holder’s participation in such Underwritten Offering, and all Demanding Holders proposing to distribute their Registrable Securities through such Underwritten Offering shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected by a majority-in-interest of the Demanding Holders and reasonably acceptable to Issuer.

2.2.2          Reduction of Offering. If the managing Underwriter or Underwriters for a Demand Registration that is to be an Underwritten Offering, in good faith, advises Issuer and the Demanding Holders in writing that the dollar amount or number of Registrable Securities which the Demanding Holders desire to sell, together with all other shares or securities which Issuer desires to sell and any securities as to which Registration has been requested pursuant to other written contractual piggyback registration rights, exceeds the maximum dollar amount or maximum number of shares that can be sold in such offering without adversely affecting the proposed offering price, timing, distribution method or probability of success of such offering (the “Maximum Number of Securities”), then Issuer shall include in such Registration: (i) first, the Registrable Securities as to which Demand Registration has been requested by the Demanding Holders (Pro Rata among the applicable Holders, based on the number of securities that each Holder has requested be included, as long as they do not request to include more securities than they own (such proportion being “Pro Rata”)), up to the Maximum Number of Securities; (ii) second, to the extent the Maximum Number of Securities has not been reached, Registrable Securities of Holders as to which Registration has been requested pursuant to Section 2.3, Pro Rata among the holders thereof, up to the Maximum Number of Securities; (iii) third, to the extent the Maximum Number of Securities has not been reached, shares or securities that Issuer desires to sell, up to the Maximum Number of Securities; and (iv) fourth, to the extent the Maximum Number of Securities has not been reached, shares or securities for the account of other Persons that Issuer is obligated to register pursuant to other written contractual arrangements, up to the Maximum Number of Securities.

2.2.3          Withdrawal. A Demanding Holder may withdraw all or any portion of its Registrable Securities included in a Demand Registration at any time prior to the effectiveness of the applicable Registration Statement. If a majority-in-interest of the Demanding Holders disapprove of the terms of any Underwritten Offering or are not entitled to include all of their Registrable Securities in any offering, such majority-in-interest of the Demanding Holders may elect to withdraw from such offering by giving written notice to Issuer and the applicable Underwriters prior to the effectiveness of the Registration Statement. A withdrawal under circumstances described in the preceding sentence shall not count against Issuer’s obligation to effect Demand Registrations under this Agreement.

2.3           Piggyback Registration.

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2.3.1                      Piggyback Rights. If at any time after the Closing, Issuer proposes to file a Registration Statement under the Securities Act with respect to the Registration of equity securities or securities convertible into, or exercisable or exchangeable for, equity securities, by Issuer for its own account or for any other security holders of Issuer (other than a Registration Statement filed in connection with any employee benefit plan, exchange offer, or dividend reinvestment plan), then Issuer shall (i) give written notice of such proposed filing to all Holders of Registrable Securities not less than ten (10) days before the anticipated filing date, which notice shall describe the amount and type of securities to be included in such Registration, the intended method(s) of distribution, and the proposed managing Underwriter or Underwriters, if any, and (ii) offer to Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) days following receipt of such notice (a “Piggyback Registration”). Subject to applicable securities laws, Issuer shall use its commercially reasonable efforts to cause such Registrable Securities to be included in such Registration and, in the case of an Underwritten Offering, to permit the Registrable Securities requested to be included in a Piggyback Registration on the same terms and conditions as any similar securities of Issuer and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All Holders proposing to distribute Registrable Securities through a Piggyback Registration that involves an Underwriter or Underwriters shall enter into an underwriting agreement in customary form with such Underwriter or Underwriters.

2.3.2                      Reduction of Offering. If the managing Underwriter or Underwriters for a Piggyback Registration that is to be an Underwritten Offering, in good faith, advises Issuer and the applicable Holders in writing that the dollar amount or number of shares or other securities to be included in such Registration exceeds the Maximum Number of Securities, then Issuer shall include in such Registration: (i) if the Registration is for Issuer’s account: first, the securities that Issuer desires to sell up to the Maximum Number of Securities; second, to the extent the Maximum Number of Securities has not been reached, Registrable Securities of Holders requested to be included, Pro Rata, up to the Maximum Number of Securities; and third, to the extent not reached, other securities for the account of other Persons with contractual registration rights, up to the Maximum Number of Securities; and (ii) if the Registration is a Demand Registration: first, the securities for the account of the Demanding Holders Pro Rata, up to the Maximum Number of Securities; second, to the extent not reached, Registrable Securities of other Holders requested to be included pursuant to Section 2.3, Pro Rata, up to the Maximum Number of Securities; third, to the extent not reached, shares or securities that Issuer desires to sell, up to the Maximum Number of Securities; and fourth, to the extent not reached, shares or securities for the account of other Persons pursuant to contractual registration rights.

2.3.3                      Withdrawal. Any Holder of Registrable Securities may elect to withdraw its request for inclusion of Registrable Securities in any Piggyback Registration by giving written notice to Issuer of such request to withdraw prior to the effectiveness of the applicable Registration Statement. Issuer may withdraw a Registration Statement underlying a Piggyback Registration at any time prior to its effectiveness without liability to the Holders, provided that Issuer shall pay all Registration Expenses incurred in connection with such Piggyback Registration as provided in Section 3.3.

2.4   Reserved.

2.5   Blackout and Restrictions. Notwithstanding anything to the contrary in this Agreement:

(a)  Issuer may suspend the use of any Prospectus (including any Resale Registration Statement) for a period (a “Blackout Period”) not to exceed thirty (30) consecutive days (and not more than sixty (60) total days in any twelve (12) month period) if the Board, upon the advice of outside counsel, determines in good faith that disclosure of Adverse Disclosure would be required in such Prospectus and that it is in Issuer’s best interest not to make such disclosure at such time. Issuer shall promptly notify the Holders in writing of the commencement and termination of

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any Blackout Period and shall use its commercially reasonable efforts to end each Blackout Period as promptly as practicable.

(b)    During any Blackout Period, each Holder shall immediately discontinue disposition of Registrable Securities pursuant to any Registration Statement or Prospectus until the Blackout Period ends and the Holder receives written notice from Issuer that the Prospectus may be resumed.

(c)    Any Blackout Period shall toll any obligation of Issuer that is measured by elapsed time after the Closing Date or after effectiveness of a Registration Statement, but only for the duration of the Blackout Period.

3.       REGISTRATION PROCEDURES.

3.1   Filings; Information. Whenever Issuer is required to effect the Registration of any Registrable Securities pursuant to Section 2, Issuer shall use its commercially reasonable efforts to effect the Registration and sale of such Registrable Securities in accordance with the intended method(s) of distribution thereof as expeditiously as practicable, and in connection therewith:

3.1.1                      Filing. Issuer shall use its commercially reasonable efforts to prepare and file with the Commission a Registration Statement on any form for which Issuer then qualifies or which counsel for Issuer deems appropriate and which form is available for the sale of all Registrable Securities to be registered thereunder in accordance with the intended method(s) of distribution thereof, and shall use its commercially reasonable efforts to cause such Registration Statement to become effective and to keep it effective for the period required by Section 3.1.3.

3.1.2                      Copies. Issuer shall, prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Holders of Registrable Securities included in such Registration, and the Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement thereto, the Prospectus included therein, and such other documents as the Holders or their legal counsel may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders.

3.1.3                      Effectiveness Maintenance. Issuer shall use its commercially reasonable efforts to prepare and file with the Commission such amendments, including post-effective amendments, and supplements to each Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and in compliance with the provisions of the Securities Act, until all Registrable Securities covered by such Registration Statement have been disposed of in accordance with the intended method(s) of distribution set forth in such Registration Statement or such securities have been withdrawn, or until such time as the Registrable Securities cease to be Registrable Securities as defined in this Agreement.

3.1.4                      Reporting Obligations. For so long as any Holder shall own Registrable Securities, Issuer, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by Issuer pursuant to Sections 13(a) or 15(d) of the Exchange Act. In furtherance of the foregoing, Issuer shall use commercially reasonable efforts to (i) maintain its status as an entity that is no longer a shell company within the meaning of Rule 12b-2 under the Exchange Act, (ii) satisfy all applicable Exchange Act reporting and “seasoning” requirements under Rule 144(i)(2) as promptly as practicable following the Closing, and

(iii) provide Holders, upon request, with (A) a written statement by Issuer that it has complied with the reporting requirements of the Exchange Act, (B) a copy of or electronic access to Issuer’s most recent

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Annual Report on Form 10-K or Quarterly Report on Form 10-Q, and (C) such other information as may be reasonably requested in order to avail Holders of any rule or regulation of the Commission that permits the selling of Registrable Securities without registration.

3.1.5                      Legend Removal. In connection with any sale or transfer of Registrable Securities pursuant to an effective Registration Statement or pursuant to an applicable exemption from registration, Issuer shall, subject to receipt of customary documentation reasonably required from the applicable Holder in connection therewith, (i) promptly instruct its transfer agent to remove any restrictive legends applicable to the Registrable Securities being sold or transferred, and (ii) cause its legal counsel to deliver the necessary legal opinions, if any, to the transfer agent in connection with such instruction. Issuer shall cooperate reasonably with, and take such customary actions as may reasonably be requested by, the Holders in connection with such sales or transfers.

3.1.6                      Notification. After the filing of a Registration Statement, Issuer shall promptly (and in no event more than five (5) business days after such filing) notify the Holders of such filing, and shall further notify the Holders promptly and confirm such advice in writing in all events within five (5) business days after the occurrence of any of the following: (i) when such Registration Statement becomes effective; (ii) when any post-effective amendment to such Registration Statement becomes effective; (iii) the issuance or threatened issuance by the Commission of any stop order; and (iv) any request by the Commission for any amendment or supplement to such Registration Statement or any related Prospectus or for additional information, or of the occurrence of an event requiring the preparation of a supplement or amendment to such Prospectus so that, as thereafter delivered to purchasers of the securities covered by such Registration Statement, such Prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and Issuer shall promptly make available to the Holders any such supplement or amendment. Before filing with the Commission a Registration Statement or Prospectus or any amendment or supplement thereto, Issuer shall furnish to the Holders and their legal counsel copies of all such documents proposed to be filed sufficiently in advance to provide the Holders and their legal counsel a reasonable opportunity (but in any event at least five (5) business days) to review such documents and comment thereon.

3.1.7                      Blue Sky Compliance. Issuer shall use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement may reasonably request, and (ii) take such action as may be necessary to cause such Registrable Securities to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of Issuer; provided, however, that Issuer shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action that would subject it to general service of process or taxation in any jurisdiction where it is not then otherwise subject.

3.1.8                      Underwriting Agreements. To the extent required by any applicable underwriting agreement, Issuer shall enter into customary agreements (including, if applicable, an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities. No Holder included in such Registration Statement shall be required to make any representations or warranties in the underwriting agreement except, if applicable, with respect to such Holder’s organization, good standing, authority, title to Registrable Securities, lack of conflict of such sale with such Holder’s material agreements and organizational documents, and with respect to written information relating to such Holder that such Holder has furnished in writing expressly for inclusion in such Registration Statement.

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3.1.9                      Cooperation. The principal executive officer, principal financial officer, principal accounting officer and all other officers and members of management of Issuer shall cooperate reasonably in any offering of Registrable Securities hereunder, which cooperation shall include the preparation of the applicable Registration Statement and all other offering materials and related documents, and participation in meetings with Underwriters, attorneys, accountants and potential investors.

3.1.10                  Records. Issuer shall make available for inspection by the Holders of Registrable Securities included in such Registration Statement, any Underwriter participating in any disposition pursuant to such Registration Statement, and any attorney, accountant or other professional retained by any such Holder or Underwriter, all financial and other records, pertinent corporate documents and properties of Issuer as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause Issuer’s officers, directors and employees to supply all information reasonably requested by any of them in connection with such Registration Statement; provided that Issuer may require execution of a reasonable confidentiality agreement prior to sharing any such information.

3.1.11                  Opinions and Comfort Letters. Issuer shall obtain from its counsel and accountants customary legal opinions and comfort letters to the extent reasonably required by any applicable underwriting agreement.

3.1.12                  Earnings Statement. Issuer shall comply with all applicable rules and regulations of the Commission and the Securities Act and make available to its stockholders, as soon as reasonably practicable, an earnings statement covering a period of twelve (12) months beginning with the first day of the Issuer’s first full calendar quarter after the effective date of a Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission).

3.1.13                  Listing. Issuer shall use its commercially reasonable efforts to cause all Registrable Securities that are Common Shares included in any Registration to be listed on such exchanges or otherwise designated for trading in the same manner as other Common Shares are then listed or designated, or, if no Common Shares are then listed or designated, in a manner satisfactory to the Holders of a majority-in-interest of the Registrable Securities included in such Registration.

3.1.14                  Road Show. If a Registration involves the Registration of Registrable Securities with an aggregate proposed public offering price in excess of $25,000,000, Issuer shall use its commercially reasonable efforts to make available senior executives of Issuer to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering.

3.2   Obligation to Suspend Distribution. Upon receipt of any notice from Issuer of the commencement of a Blackout Period pursuant to Section 2.5, each Holder of Registrable Securities included in any Registration shall immediately discontinue disposition of such Registrable Securities pursuant to the applicable Registration Statement until such Holder receives written notice from Issuer that the Blackout Period has ended and the use of the Prospectus may be resumed.

3.3   Registration Expenses. Issuer shall bear all reasonable costs and expenses incurred in connection with any Registration pursuant to Section 2, whether or not the applicable Registration Statement becomes effective, including: (i) all registration and filing fees; (ii) fees and expenses of compliance with securities or “blue sky” laws (including fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities); (iii) printing expenses; (iv) Issuer’s internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties); (v) the fees and expenses incurred in connection with the listing of the Registrable Securities as required by Section 3.1.13; (vi) Financial Industry Regulatory Authority fees; (vii) fees and disbursements of counsel for Issuer and fees

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and expenses for independent certified public accountants retained by Issuer (including the expenses or costs associated with the delivery of any opinions or comfort letters pursuant to Section 3.1.11); (viii) the reasonable fees and expenses of any special experts retained by Issuer in connection with such Registration; and (ix) the reasonable fees and expenses of one legal counsel selected by the Holders of a majority-in-interest of the Registrable Securities included in such Registration. Issuer shall have no obligation to pay any underwriting discounts or selling commissions attributable to the Registrable Securities being sold by the Holders thereof, which shall be borne by such Holders.

3.4   Information. The Holders of Registrable Securities included in any Registration Statement shall provide such information as may reasonably be requested by Issuer, or the managing Underwriter, if any, in connection with the preparation of such Registration Statement, including amendments and supplements thereto, in order to effect the Registration of any Registrable Securities under the Securities Act pursuant to Section 2 and in connection with Issuer’s obligation to comply with federal and applicable state securities laws. Holders selling Registrable Securities in any offering must provide all questionnaires, powers of attorney, custody agreements, stock powers, and other documentation reasonably requested by Issuer or the managing Underwriter.

4.       INDEMNIFICATION AND CONTRIBUTION.

4.1   Indemnification by Issuer. Issuer shall indemnify and hold harmless each Holder and each Holder’s officers, employees, affiliates, directors, partners, members, attorneys and agents, and each Person, if any, who controls a Holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) (each, a “Seller Indemnified Party”), from and against any expenses, losses, judgments, claims, actions, damages or liabilities (collectively, “Losses”), whether joint or several, arising out of or based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary Prospectus, final Prospectus or summary Prospectus contained in the Registration Statement, or any amendment or supplement to such Registration Statement, or arising out of or based upon any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by Issuer of the Securities Act or any rule or regulation promulgated thereunder applicable to Issuer and relating to action or inaction required of Issuer in connection with any such Registration; provided, however, that (i) the indemnification contained in this Section 4.1 shall not apply to amounts paid in settlement of any such Loss if such settlement is effected without the consent of Issuer (such consent not to be unreasonably withheld, delayed or conditioned), and (ii) Issuer will not be liable in any such case to the extent that any such Loss arises out of or is based upon any untrue or alleged untrue statement or omission or alleged omission made in such Registration Statement, preliminary Prospectus, final Prospectus or summary Prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to Issuer in writing by such selling Holder expressly for use therein. Issuer shall also indemnify any Underwriter of the Registrable Securities, their officers, affiliates, directors, partners, members and agents and each Person who controls such Underwriter on substantially the same basis as that of the indemnification provided above in this Section 4.1.

4.2   Indemnification by Holders of Registrable Securities. Each Holder selling Registrable Securities will, in the event that any Registration is being effected under the Securities Act pursuant to this Agreement and includes any Registrable Securities held by such Holder, indemnify and hold harmless Issuer, each of its directors and officers, and each Underwriter (if any), and each other selling Holder and each other Person, if any, who controls another selling Holder or such Underwriter within the meaning of the Securities Act, against any Losses arising out of or based upon any untrue statement or allegedly untrue statement of a material fact contained in any Registration Statement, Prospectus, or any amendment or supplement thereto, or arising out of or based upon any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, if the statement or omission

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was made in reliance upon and in conformity with information furnished in writing to Issuer by such selling Holder expressly for use therein; provided, however, that the indemnification contained in this Section 4.2 shall not apply to amounts paid in settlement of any such Loss if such settlement is effected without the consent of the indemnifying Holder (such consent not to be unreasonably withheld, delayed or conditioned), and each selling Holder’s indemnification obligations hereunder shall be several and not joint and shall be limited to the amount of any net proceeds actually received by such selling Holder in the applicable offering.

4.3   Conduct of Indemnification Proceedings. Promptly after receipt by any Person of any notice of any Loss in respect of which indemnity may be sought pursuant to Section 4.1 or 4.2, such Person (the “Indemnified Party”) shall, if a claim in respect thereof is to be made against any other Person for indemnification hereunder, notify such other Person (the “Indemnifying Party”) in writing of the Loss; provided, however, that failure by the Indemnified Party to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which the Indemnifying Party may have to such Indemnified Party hereunder, except and solely to the extent the Indemnifying Party is actually prejudiced by such failure. If the Indemnified Party is seeking indemnification with respect to any claim or action brought against the Indemnified Party, then the Indemnifying Party shall be entitled to participate in such claim or action, and, to the extent that it wishes, jointly with all other Indemnifying Parties, to assume control of the defense thereof with counsel satisfactory to the Indemnified Party if the Indemnifying Party provides notice of such election to the Indemnified Party within thirty (30) days of the Indemnifying Party’s receipt of notice of such claim. After notice from the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, other than reasonable costs of investigation; provided, however, that in any action in which both the Indemnified Party and the Indemnifying Party are named as defendants, the Indemnified Party shall have the right to employ separate counsel (but no more than one such separate counsel) to represent the Indemnified Party and its controlling Persons who may be subject to liability arising out of any claim for which indemnity may be sought hereunder, with the fees and expenses of such counsel to be paid by the Indemnifying Party if, based upon the written opinion of counsel of such Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. No Indemnifying Party shall, without the prior written consent of the Indemnified Party (which shall not be unreasonably delayed or withheld), consent to entry of judgment or effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such judgment or settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding.

4.4   Contribution.

4.4.1                      If the indemnification provided for in Sections 4.1, 4.2 and 4.3 is unavailable to any Indemnified Party in respect of any Loss referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Loss in such proportion as is appropriate to reflect the relative fault of the Indemnifying Parties and the Indemnified Parties in connection with the actions or omissions which resulted in such Loss, as well as any other relevant equitable considerations. The relative fault of any Indemnifying Party and any Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such Indemnifying Party or such Indemnified Party and such party’s relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

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4.4.2                      The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in Section 4.4.1.

4.4.3                      The amount paid or payable by an Indemnified Party as a result of any Loss referred to above shall be deemed to include any legal or other expenses incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 4.4, no Holder of Registrable Securities shall be required to contribute any amount in excess of the dollar amount of the net proceeds (after payment of any underwriting fees, discounts, commissions or taxes) actually received by such Holder from the sale of Registrable Securities giving rise to such contribution obligation. Each Holder’s contribution obligation shall be several and not joint. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation.

5.       RULE 144; FORMER SHELL COMPANY.

5.1               Rule 144 Reporting. Issuer covenants that it shall file any reports required to be filed by it under the Securities Act and the Exchange Act and shall take such further action as Holders may reasonably request, all to the extent required from time to time to enable Holders to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144, as such Rule 144 may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission; provided, however, that the parties acknowledge that Rule 144 is currently unavailable for resales of the Registrable Securities by any holder, including non-affiliates, as a consequence of Issuer’s former shell company status, and shall not become available to any holder for such purpose until the Rule 144(i)(2) Conditions have been satisfied.

5.2               Former Shell Company Obligations. Issuer shall use its commercially reasonable efforts to satisfy all Rule 144(i)(2) Conditions as promptly as practicable following the Closing, including by: (i) refraining from taking any action that would result in Issuer being or becoming a shell company; (ii) maintaining its status as an operating company with substantial revenues and assets; (iii) filing all Exchange Act reports in a timely manner; and (iv) in the event Issuer has not already done so, filing with the Commission any Form 10 information required to start the one-year seasoning clock under Rule 144(i)(2). Issuer represents that it filed information equivalent to Form 10 information in its Registration Statement on Form S-1 filed with the Commission in November 2025, and that, subject to satisfaction of all other Rule 144(i)(2) Conditions, Rule 144 may become available to affiliates of Issuer for resales of Registrable Securities on or after November 2026.

6.       RESERVED.

7.       MISCELLANEOUS.

7.1   Other Registration Rights. Issuer represents and warrants that, as of the date of this Agreement, no Person other than the Holders has any right to require Issuer to register any of Issuer’s capital stock for sale or to include Issuer’s capital stock in any Registration filed by Issuer, except as otherwise disclosed in Issuer’s public filings with the Commission. Issuer shall not, after the date of this Agreement, enter into any agreement with any holder or prospective holder of any securities of Issuer which would allow such holder or prospective holder to include such securities in any Registration filed pursuant to this Agreement, unless (i) such new agreement is approved in writing by the Holders of a majority-in-interest of the then-outstanding Registrable Securities or (ii) the terms of such new agreement do not provide rights more favorable than those provided to the Holders hereunder.

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7.2   Assignment; No Third Party Beneficiaries. This Agreement and the rights, duties and obligations of Issuer hereunder may not be assigned or delegated by Issuer in whole or in part without the written consent of Holders of a majority-in-interest of the Registrable Securities held by all Holders. This Agreement and the rights, duties and obligations of the Holders hereunder may be freely assigned or delegated by any Holder in conjunction with and to the extent of any transfer of Registrable Securities by such Holder that is permitted under the Purchase Agreement; provided that no assignment by any Holder of its rights, duties and obligations hereunder shall be binding upon or obligate Issuer unless and until Issuer shall have received (i) written notice of such assignment and (ii) the written agreement of the assignee, in a form reasonably satisfactory to Issuer, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder). This Agreement is not intended to confer any rights or benefits on any Persons that are not party hereto other than the Seller Indemnified Parties and persons entitled to contribution rights as expressly set forth in Section 4 and permitted assigns under this Section 7.2.

7.3   Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by electronic mail, with affirmative confirmation of receipt, (iii) one (1) business day after being sent by reputable, nationally recognized overnight courier service, or (iv) three (3) business days after being mailed, if sent by registered or certified mail, prepaid and return receipt requested, in each case to the applicable party at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Issuer:

STEWARDS, INC.

4300 N University Drive Lauderhill, FL 33351 Attention: Shaun Quin

Email: xxxxx@favocapital.com

With a copy (which will not constitute notice) to:

Cozen O’Connor

1650 Market Street, Suite 2800

Philadelphia, PA 19103 Attention: Howard Grossman Email: xxxxx@cozen.com

If to Guarantor:

Stewards International Funds PCC on Behalf of The Stewards Private Credit Fund 4300 N University Drive

Lauderhill, FL 33351 Attention: Shaun Quin

Email: xxxx@favocapital.com If to Sellers:

c/o Invesca 3210 Hunter Rd

Weston, FL 33331 Attention: Bernard Hsiao

Email: xxxxx@invesca.com

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With a copy (which will not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP 1905 NW Corporate Boulevard, Suite 310 Boca Raton, FL 33431

Attention: Gary Itskovich

Email: xxxxx@nelsonmullins.com

7.4   Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.

7.5   Entire Agreement. This Agreement (together with the Purchase Agreement to the extent incorporated herein, and including all agreements entered into pursuant hereto or thereto or referenced herein or therein, and all certificates and instruments delivered pursuant hereto and thereto) constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written, relating to the subject matter hereof; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the Purchase Agreement.

7.6   Interpretation. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”;

(iii) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or.” The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

7.7   Amendments; Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written agreement or consent of Issuer and the Holders of a majority-in-interest of the then-outstanding Registrable Securities; provided, that any amendment or waiver which affects a Holder in a manner materially and adversely disproportionate to other Holders will also require the consent of such Holder. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. Notwithstanding the foregoing, any amendment or waiver of any provision of Section 6 of this Agreement shall require the prior written consent of Issuer, Guarantor, and each Seller individually

7.8   Remedies Cumulative. In the event a party fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, the other parties may proceed to protect and enforce their rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power

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granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

7.9   Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to principles thereof relating to conflicts of laws. Each of the parties hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the courts of the State of Florida and the federal courts of the United States of America located in the State of Florida for the resolution of any dispute, controversy or claim arising out of or in connection with this Agreement. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

7.10                       Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.

7.11                       Termination. This Agreement shall become effective upon the Closing (as defined in the Purchase Agreement). In the event that the Purchase Agreement is validly terminated in accordance with its terms prior to the Closing, this Agreement shall automatically terminate and become null and void and be of no further force or effect, and the parties shall have no obligations hereunder. Following the Closing, this Agreement shall terminate automatically upon the date on which there are no Registrable Securities outstanding.

7.12                       Further Assurances. Each party shall execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions of this Agreement and give effect to the transactions contemplated hereby.

[Remainder of page intentionally left blank; signature pages follow]

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[SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered as of the date first written above.

ISSUER:

STEWARDS, INC., a Nevada corporation (OTC: SWRD)

By: /s/ Shaun Quin

Name: Shaun Quin

Title: Authorized Signatory

GUARANTOR:

STEWARDS INTERNATIONAL FUNDS PCC ON BEHALF OF THE STEWARDS PRIVATE CREDIT

FUND, a Mauritius Protected Cell Company

By: /s/ Shaun Quin

Name: Shaun Quin

Title: Authorized Signatory

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SELLERS:

ENVY DEVELOPMENT PB, LLC

By: /s/ Bernard Hsiao

Name: Bernard Hsiao

Title: Manager

THE MYELIN GROUP, LLC

By: /s/ Michael Hsiao

Name: Michael Hsiao

Title: Manager

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Exhibit A

Escrowed Shares Allocation:

Seller	Escrowed Shares Allocation
Envy Development PB, LLC	96.67%
The Myelin Group, LLC	3.33%

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